Exhibit 99.1

FOR IMMEDIATE RELEASE	October 4, 2005

Contact:	Warren Antler
The Altman Group
(212) 400-2605
Brantley Capital Corporation
Announces Appointment of MVC Financial Services, Inc.
to Perform Administrator Consulting Services
     New York, October 4, 2005 — Brantley Capital Corporation (OTC: BBDC) announced today that it has appointed MVC Financial Services, Inc. to provide administrator consulting services. MVC Financial Services, Inc. is a wholly-owned subsidiary of MVC Capital (NYSE: MVC), Inc., a publicly-traded business development company.
     Phillip Goldstein, Chairman of the Board of Brantley Capital Corp. said “We are delighted to have secured the expertise of MVC to provide us with administrator consulting services. MVC is a top notch organization that has experience in many of the issues we face”:
     “We are pleased to be working closely with Brantley Capital Corp.’s board of directors and believe we can provide significant insight and assistance during this critical time in the Fund’s history,” said Bruce Shewmaker, Managing Director of MVC Capital.
About Brantley Capital Corporation
     Brantley Capital Corporation is a publicly-traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies.
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